EXHIBIT 10.1

                              ENGAGEMENT AGREEMENT

     This Engagement Agreement (this "Agreement") is made this 28th day of April, 2005, by and between (i) DataMeg Corp (the "Company"), a Delaware corporation with its principal place of business at 9 West Broadway, Suite 214, Boston, Massachusetts 02127, and (ii) 350 Group LLC ("350 Group"), a Delaware limited liability company, with its principal place of business at 350 Fifth Avenue South, Suite 203, Naples, Florida 34102.

                                    RECITALS

    WHEREAS, the Company, through its direct wholly-owned subsidiary, North Electric Company, Inc., a North Carolina corporation, owns certain VoIP monitoring, voice quality measurement, and fault isolation methodologies, software and related technology and has certain technical and services expertise related thereto which it wishes to broadly market and sell;

    WHEREAS, 350 Group has business development, management consulting, and corporate financing expertise; and

    WHEREAS, the Company desires to engage the services of the 350 Group and 350 Group desires to be engaged for the services and responsibilities set forth herein (the "Engagement");

    NOW THEREFORE, in consideration of the mutual covenants and promises herein and other valuable consideration, the receipt and adequacy of which each party acknowledges, the parties, intending to be legally bound, agree as follows:

1. OBJECTIVE OF ENGAGEMENT; SERVICES OF 350 GROUP

   The objective of this Engagement shall be for 350 Group to assist the Company in navigating from its developmental stage operations to the level of sustainable commercial going concern. For the Term of Engagement (as hereinafter defined), 350 Group agrees to provide to the Company a range of consultative and related services which shall include, but not necessarily be limited to, the following: (i) identifying, evaluating and advising in relation to the Company's current financial, operational, managerial, strategic and/or business model needs and objectives, (ii) preparing and coordinating with the Company and others in the development of appropriate confidential descriptive memoranda, investor presentations and financial models which can be used for the purposes of developing potential investor participation in the Company, (iii) identifying potential sources of private and/or public financing ("Financing Sources"), including those involving transactions requiring issuance by the Company of either equity, debt and/or equity-linked securities ("Financing Transactions") and advising in relation to potential Financing Transactions,
(iv) identifying potential trading partners, contract manufacturers, marketing and distribution alliances, licensees, multi-level marketing channels and/or joint venture partners ("Strategic Relations") and negotiating, structuring and/or advising in connection with the establishment and ongoing development of Strategic Relations, and (v) such other matters as outlined in Exhibit A hereto, and may be mutually agreed upon from time to time.

2. TERM OF ENGAGEMENT

   The Engagement shall be effective as of the date of this Engagement Agreement (subject to the Company satisfying the conditions precedent to effectuation of this Agreement) for a period of thirty six (36) months, or if terminated early, pursuant to the early termination provisions set forth in Section 5, until the Termination date (the "Term of Engagement" or "Term"). Thereafter, the Engagement shall automatically renew on a month-to-month basis, subject to the right of either party to terminate the Engagement in accordance with Section 5 hereof, as of the end of any given month by giving written notice to the other party at least thirty (30) days prior to the end of any month. The date upon which the Agreement expires or is terminated, as provided in this Section 2 and
Section 5 hereafter, shall be known as ("Termination").

3. COMPENSATION

   In consideration for the services rendered by 350 Group to the Company pursuant to this Agreement, and throughout the Term of Engagement, the Company shall compensate 350 Group according to the schedules set forth in Exhibit B.

4. EXPENSES

   The Company shall reimburse 350 Group, promptly upon submission of documentation evidencing expenses for all allowable fees and disbursements of 350 Group's travel and out-of-pocket expenses reasonably incurred in connection with the services performed by 350 Group pursuant to this Agreement, including without limitation, airfare, hotel, food and associated expenses, long-distance telephone calls, and mileage (reimbursed at the standard federal government rate of $0.365 per mile). The Company further agrees that wherever possible, it will utilize the Company's travel agency account in arranging for airfare for 350 Group personnel. All reimbursable travel will be subject to the Company's pre-approval.

5. TERMINATION

   After the first 180 days of the Term, a party shall have the right to terminate the Engagement by giving written notice to the other party at least thirty (30) days prior to the effective termination date. Upon any such Termination, the Company shall promptly pay all outstanding invoices owed to 350 Group and 350 Group shall provide to the Company a definitive list of all the parties to whom 350 Group has introduced the Company in accordance with this Agreement. Receipt of this list shall constitute the Company's agreement with the names contained therein unless within ten (10) business days of receipt of same, the company notifies 350 Group that it disputes particular names on the list. In such event, the parties agree to negotiate in good faith to develop a mutually agreeable subset of such parties. Failure of the Company to acknowledge this list will be deemed that the Company agrees with every party listed on 350 Group's original submission of the list. Notwithstanding the foregoing, in the event the Company breaches any aspect of this agreement or 350 Group becomes aware that the Company has made any material misrepresentations or omissions either to 350 Group or to any potential investors during the Engagement, then 350 Group shall have the right to immediately terminate this Agreement. Similarly, in the event that the Company becomes aware of willful misconduct or gross negligence on the part of 350 Group in the performance of its duties hereunder, the Company has the right to immediately terminate this Agreement.

   POST-TERMINATION NOTICE

   If at any time prior to 18 months after the termination or expiration of this Agreement a Financing Transaction is consummated with a party introduced by 350 Group during the period of this Engagement, the Company will promptly provide 350 Group with written notice of the Transaction and promptly pay to 350 Group or make mutually satisfactory arrangements to pay to 350 Group all Additional Compensation due to 350 Group.

6.  NON-EXCLUSIVITY OF 350 GROUP SERVICES

    It is understood and acknowledged by the Company that 350 Group presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that 350 Group shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients. 350 Group shall use commercially reasonable efforts to fulfill its obligations under this Agreement.

7.  ROLE OF FINDER

    In connection with any Financing Transactions hereunder, the Company acknowledges that 350 Group is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that 350 Group cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While 350 Group has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, 350 Group's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

8.  REFERRAL FEES

    Any referral fees that are agreed to by 350 Group and are payable in connection with any Financing Transactions shall be the exclusive responsibility of, and shall be paid by 350 Group.

9.  COOPERATION BY COMPANY

     In order to enable 350 Group to provide the services requested, the Company agrees to provide to 350 Group, among other things, all information reasonably requested or required by 350 Group including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigation, environmental and/or other contingent liabilities. The Company also agrees to make available to 350 Group such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as 350 Group may reasonably request to answer questions and to provide documentary and other information.

10.  LIMITATION ON USE OF CERTAIN INFORMATION

     The Company acknowledges that all services and advice (written or oral) provided by 350 Group to the Company in connection with the Engagement are intended solely for the benefit and use of the Company in considering the subject matter to which they relate, and the Company agrees that no person or entity (including shareholders of the company) other than the Company shall be entitled or advised to make use of or rely upon the advice of 350 Group provided pursuant hereto, and no such opinion or advice shall (i) be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, or (ii) filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, in either case without 350 Group's prior written consent or as required by law or stock exchange rules. In any event, neither the Company nor any other parties may use the 350 Group name in any public references, press releases or public filings in connection with the Company without 350 Group's prior written consent or as required by law or stock exchange rules.

11.  RELIANCE BY 350 GROUP ON ACCURACY OF INFORMATION

     The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, 350 Group will use and rely on data, material and other information furnished to 350 Group by the Company. The Company agrees that 350 Group may do so without independently verifying the accuracy or completeness of such data, material or other information. The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit in all material respects to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Further, the Company agrees to promptly inform 350 Group if it becomes aware that any information previously provided to 350 Group becomes incorrect or would be misleading in any material respect promptly upon becoming aware that such previous information provided to 350 Group is misleading or would no longer be correct.

12.  NON-DISCLOSURE AGREEMENT

13.1	Definition of "Confidential Information"

        Confidential Information means proprietary information relating to the Company which is not generally known and available to the public, and includes (without limitation): Trade Secrets (as defined below) and information relating to trade methods; methods of doing business; research and development; invention; the identity, prior requirements, and present or future particular needs, of clients of the Company; the identity of and background information about purchasing, contracting, recruitment, and management personnel of clients of the Company; all orders, bids, and quotations, with or related to past, present and prospective clients of the Company and all clients and prospect files, lists, records, studies, surveys, reports, correspondence and similar materials related to the foregoing; the identity, particular skills, work history and evaluations of personnel, including personnel listed in any database of the Company, especially their most recent work history and skills; profit margins, and pricing policies and practices, in general and as to particular clients; sales and marketing techniques, history, data forecasts, and material, in general and as to particular clients; development plans; and personnel training techniques and materials; and information in respect of which the Company is bound by an obligation of confidence to a third party.

13.2	Definition of "Trade Secrets"

        Trade secrets shall mean all information, whether or not Confidential Information, included within the definition of "Trade Secrets" under the law of any state in which 350 Group provides services for the Company or, in the absence of any such definition, as defined in the Uniform Trade Secrets Act.

13.3	Acknowledgement of Company-Owned Information

        350 Group acknowledges that all Confidential Information is owned by and shall continue to be owned by the Company.

13.4	Return of Property

        Upon the termination of this Agreement, regardless of why the Agreement terminates, upon written request by the Company, 350 Group shall return to the Company all Confidential Information indicated by the Company in its notice letter as well as any other Confidential Information that 350 Group is aware that it has, in whatever form it exists, including all copies thereof. The Company agrees that so long as 350 Group has made a good faith effort to return all such Confidential Information, 350 Group shall be deemed to have complied with the provisions of this paragraph 13.4. The Company may at anytime call to 350 Group's attention that certain additional Confidential Information needs to be returned and 350 Group shall promptly search for such additional Confidential Information and return it to the Company. The Company agrees that 350 Group may delete any information that is proprietary to 350 Group that may be contained within the Company's Confidential Information.

13.5	Non-Disclosure.

        350 Group agrees that, during the term of the Engagement and for a period of three (3) years after the expiration or Termination of this Agreement, regardless of the reason for such Termination, 350 Group will not reveal or disclose any such Confidential Information to any third party unless the Company has consented, or unless required by law, a court or agency of the government; provided, however, that 350 Group is authorized to disclose such Confidential Information in connection with a potential Transaction in a manner consistent with customary industry practices in connection with the provision of services under this Agreement. Neither the previous paragraph nor any restriction, non- disclosure or use limitation or other obligation contained in this Agreement shall apply to any information, data or item of any kind which is: (i) in the public domain, through no action of 350 Group; (ii) already known by 350 Group at the time it is provided to 350 Group by the Company; (iii) disclosed to 350 Group by any person or entity not known by 350 Group to be under an obligation of confidentiality to Company; or (iv) independently developed or derived by 350 Group.

13. INDEMNIFICATION In consideration of 350 Group signing this Agreement and performing hereunder, the Company agrees to indemnify and hold harmless 350 Group and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Exhibit C attached hereto and incorporated herein by reference. The provisions of this Section 14 and Exhibit C shall survive any expiration or termination of this Agreement and shall be binding upon any successors or assigns of the Company.

14. NATURE OF ENGAGEMENT; LIMITATION ON AUTHORITY TO BIND

    350 Group shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed by the parties hereto that 350 Group shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed expressly by the Company in writing from time to time. In addition, the terms and conditions of any Transaction that gives rise to a Compensable Event shall be subject to acceptance by the Company in its sole and absolute discretion.

15. ASSIGNMENT OF COMPENSATION

    Without the prior written consent of the other party, neither party may assign this Agreement or any of its rights or obligations under this Agreement to any third party, whether by operation of law, merger or otherwise. The Company agrees that 350 Group, in its sole discretion, shall have the absolute right to assign in whole or in part any compensation due hereunder to any of its affiliates (within the meaning of the Securities Act of 1933, as amended), officers, directors, employees, subcontractors or member(s) by notifying the Company in writing of such assignment of compensation prior to such compensation becoming due.

16. MISCELLANEOUS

17.1	Entire Agreement

        This Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

17.2	Communication

       Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by reputable next business day delivery service or certified mail, return receipt requested, or (ii) by facsimile (with electronic confirmation of delivery received) to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:


	If to the Company, to:	President & CEO
                                DataMeg Corporation
                                9 West Broadway, Suite 214,
                                Boston, Massachusetts  02127
		                Attn: Mark P. McGrath

	If to 350 Group, to:  	350 Group, LLC
                                350 Fifth Avenue, Suite 203
                                Naples, Florida  34102
                                Attn: Reznor I. Orr


17.3	Binding Agreement

      This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

17.4	Representations

      Each of 350 Group and the Company represents that it has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement constitutes the valid and binding obligation of the Company and 350 Group and is enforceable in accordance with its terms. Each of 350 Group and the Company further represents that this Agreement does not conflict with or breach any agreement to which it is subject or by which it is bound. Furthermore, the Company represents that the shares outstanding as of April 1, 2005 is 292,429,607 shares.

17.5	Counterparts

       This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

17.6	Amendments

        No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

17.7	Arbitration

        All claims arising out of the interpretation, application or enforcement of this Agreement including, without limitation, any breach hereof, shall be settled by final and binding arbitration in Naples, Florida in accordance with the commercial rules then prevailing of the American Arbitration Association by a panel of one (1) arbitrator appointed by the American Arbitration Association. The decision of the arbitrator shall be binding on 350 Group and the Company and may be entered and enforced in any court of competent jurisdiction by either party. The arbitration shall be pursued and brought to conclusion as rapidly as is possible. In no event shall any claims decided in the favor of the Company exceed the amount of any compensation paid to 350 Group. Each of 350 Group and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Engagement of 350 Group pursuant to, or the performance by 350 Group of, the services contemplated by this Agreement. The Company may enforce Section 13 of this Agreement (Non-Disclosure) in any court of competent jurisdiction, and 350 Group consents to jurisdiction of any such court.

17.8	Governing Law

       This Agreement shall be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.

17.9	Breach

       If either party knowingly or intentionally breaches this Agreement or proposes to breach this Agreement by repudiating its obligation to perform in any material respect prior to the time for performance, as determined by an arbitrator in accordance with paragraph 17.7, then such party shall pay the other all costs and expenses, including attorney's fees and arbitration fees, reasonably incurred by the damaged party in enforcing this Agreement.

17.10	No Presumption and Opportunity to Review

       The fact that this Agreement was drafted by one party shall create no presumptions and specifically shall not cause this Agreement or any part hereof to be construed against any party as the drafter. The Company hereby represents that it has had a full and fair opportunity to have this Agreement, and all related documents referred to herein, reviewed by counsel of its own choice.

17.11	Notification

       During the Term of this Engagement and all extensions thereto, the Company agrees that it will not directly or indirectly initiate any discussions or other contacts or solicit any inquiries or indications concerning a Financing Transaction except through 350 Group. The Company further agrees that it will promptly inform 350 Group, or cause 350 Group to be informed, of the identity of any third party that subsequently makes any such inquiry or whose interest in a possible Financing Transaction becomes known to the Company after the date of this agreement.

17.12	Brokers

        The Company represents to 350 Group, that all brokers, representatives, or other persons that have an interest in any compensation due from the Company for any Transaction (as contemplated hereby) as of the date of this Agreement is fully disclosed in Exhibit D. The Company further agrees to immediately notify 350 Group in the event that it enters into any agreement in the future that may give rise to any compensation due to a third party for a transaction that would infringe on 350 Group's rights under this Agreement.

  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


350 GROUP, LLC



/s/ Reznor I. Orr
--------------------
Reznor I. Orr
Managing Director
350 Group, LLC


DATAMEG CORP



/s/ Mark P. McGrath
----------------------
Mr. Mark P. McGrath
Chairman of the Board of Directors
DataMeg Corp





                                   EXHIBIT A

                       CONSULTATIVE AND RELATED SERVICES


350 Group will provide to the Company a range of consultative and related services addressing as a minimum the following topics:

(1)	Board of Directors.  Assist DataMeg in the formation of an appropriate
Board of Directors for DataMeg/NECI;

(2)	Business Planning.  Assist DataMeg Management in preparation of a full business plan including a 5-year planning horizon; the financial plan and cash flow plans will include operating budgets, revenue and profit model and related revenue forecast;

(3)	Financing.  Assist in identifying the capital needs of the Company and sources of financing capital by means of private placement of debt and/or equity, to properly capitalize the company's general working capital fund and to support the company's Board-approved business development and operations plans at a business-appropriate level; provide assistance in the preparation of the company's private offering memoranda and subscription documents (in collaboration with DataMeg Chairman and the company's securities counsel);

(4)	Use of Financing Proceeds.  Assist DataMeg management to establish a firm "use of proceeds" for each of its financings to ensure investor confidence in the company's direction and fiduciary responsibilities;

(5)	Near-Term Working Capital.  Assist DataMeg management in obtaining additional working capital to support operations focused on trials with Time Warner Cable, Sprint and other of the leading cable utility companies in USA and abroad;

(6)	Financial and Cash Flow Planning and Reporting.  Assist DataMeg
management in all aspects of cash flow planning and management with routine reporting and accountability to its DataMeg parent;

(7)	Equipment Lease Finance.  Assist DataMeg management in obtaining equipment lease financing as a sales tool in connection with DataMeg equipment offerings to its prospective network equipment customers;

(8)	Distribution Channel Partnerships.  Assist DataMeg Management in
developing sustainable "distribution channel relationships" that include 350 Group's executive and board-level relationships with enterprise network customers among the leading industrial network owners, and state and federal government network operators;

(9)	Executive and Management Team Development.  Assist DataMeg management in building its executive and management team;

(10)	Forecasting Revenue Visibility.  Assist DataMeg management to forecast
(with sound quantitative modeling) its financial performance, enable responsible and credible industry analyst and market maker coverage of DataMeg and DataMeg business and securities;

(11)	Technical Advisory Board.  Assist DataMeg Management in recruiting a world-class Technical Advisory Board with a program to build professional and peer credibility for the company's technology and product leadership; and

(12)	Corporate Communications and Website.  Coordinate, in collaboration with
DataMeg Board all press announcements and corporate communications and disclosure strategies for building stakeholder and investor credibility in the company's public disclosures, including content provided via the company's website; this may include appointment of a high-quality financial PR firm.


                                   EXHIBIT B

                            PERFORMANCE COMPENSATION



B.1	Engagement Retainer

	350 Group waives it normal engagement fee and elects to receive its compensation based upon performance criteria for the services rendered under this Engagement.

B.2	Performance Compensation

	350 Group shall be compensated for it performance ("Performance Compensation") in connection with certain transactions, Company milestones and other events ("Compensable Events") throughout the Engagement and thereafter, the amount of which Performance Compensation shall be determined in each case with reference to the following corresponding sub-sections:

B.2.1	Financing Transactions

	For purposes of Financing Transactions involving a Financing Source "introduced" directly or indirectly to the Company by 350 Group, and whether occurring during the Term of Engagement or during a period ending twelve (12) months following Termination, Performance Compensation shall be payable to 350 Group upon the closing thereof in accordance with the following schedule for the type of security indicated, where "Consideration" shall mean (i) the total amount of gross proceeds received by the Company without condition as part of any such Financing Transaction, and (ii) any common stock or other securities of any company (including without limitation any warrants, options and/or convertible securities) issued or otherwise transferred to the Company as a direct or indirect part of such Financing Transaction. For the purposes of this section, the term "introduced" shall be defined as either (i) an introduction by 350 Group whereby a meeting took place, either in person or telephonically and that meeting included an officer of the company either in person or telephonically or
	(ii) whereby 350 Group delivered, on the Company's behalf, information in writing or by electronic mail with respect to a Financing Transaction to any Financing Source. In addition, any Financing Sources that are introduced to the Company by a party "introduced" by 350 Group shall be deemed to have been "introduced" by 350 Group.

(A)	Placement of Equity and Equity-Linked Securities.

	For the purposes of this section, a security shall be deemed to be an equity-linked security if it is convertible in whole or in part into any form of equity security that the Company currently has or contemplates offering. 350 Group shall be paid additional compensation in the form of US funds, an amount equal to Five Percent (5%) of the Consideration. If Performance Compensation is taken in the form of Company stock, the Company additionally agrees to pay registration fees (except for selling stockholder commissions) with regard to issuance of such stock to 350 Group.

(B)	Placement of Debt Securities

	350 Group shall be paid Performance Compensation in the form of US funds an amount equal to 5% of the Consideration obtained from placement of the Company's debt securities.

B.2.2	Performance Compensation

	Upon the Effective Date of this Agreement, 350 Group will be granted a Non-Qualified Stock Option exercisable into 94,000,000 shares of DataMeg's common stock, par value $0.0001/share ("The Performance Pool"). Such option will be issued with a strike price of $0.10/share. The security will vest in favor of 350 Group according to the vesting schedule below, during the term of this Agreement and extending thereafter for a period of eighteen (18) months. The Non-Qualified Stock Options will be free of restrictions and the underlying common stock will be freely tradable in accordance with securities law or stock exchange rules. The performance milestones and vesting schedule are as follows:

               Company Milestone	                     Stock Vesting Schedule
-------------------------------------------------------|-------------------------------------
1.Capital Raise of each $1MM introduced by 350 Group   | 5% of Performance Pool for each
                                                       | $1MM raised, up to a maximum of
                                                       | 25% of Performance Pool
-------------------------------------------------------|-------------------------------------
2.North Electric Signs Long-Term Sales or Services     |
  Agreement with Major VoIP services provider          |
  (such as Sprint, Cox or similar)	               | 10% of Performance Pool
-------------------------------------------------------|-------------------------------------
3.North Electric Signs Long-Term Sales or Services     |
  Agreement with a major Federal Government IP         |
  Telephony Network Systems Provider (such as Nortel)  | 10% of Performance Pool
-------------------------------------------------------|-------------------------------------
4.North Electric Signs Long-Term Sales or Services     |
  Agreement with a Fortune 500 IP Telephony Network    |
  Systems Client	                               | 10% of Performance Pool
-------------------------------------------------------|-------------------------------------
5.Implementation at North Electric of Business Systems |
  that produce routine financial reporting to DataMeg  |
  Chairman and Board	                               | 20% of Performance Pool
-------------------------------------------------------|--------------------------------------
6.North Electric books aggregate revenue of $10 MM,    |
  with no material contingencies                       | Remaining balance of Performance Pool
-------------------------------------------------------|--------------------------------------


B.3	Testimony & Related Matters

	If any employee or affiliate of 350 Group is required to give any testimony or otherwise provide information in any proceeding of any action (excluding any proceeding that involves a dispute directly between 350 Group and the Company) in which the services rendered by 350 Group pursuant to this Agreement are the subject of examination, the Company agrees, as part of its obligations hereunder, to pay to 350 Group $2,500 per employee or affiliate for each day or portion of any day that any of its employees or affiliates are required make themselves available to give such testimony or provide such information or spend time in preparation to do any of the foregoing plus reasonable out-of-pocket expenses including any reasonable airfare.

B.4	Warrants.

	In the event that warrants become issuable to 350 Group in connection with any Compensable Event hereunder, the parties agree that they will execute a separate warrant agreement ("Warrant Agreement") for each such Compensable Event within 10 business days of the consummation of such Compensable Event. Each Warrant Agreement shall be for a term of 5 years from the date of issue and shall contain customary terms and provisions for such an agreement, including, but not limited to, provisions for (a) unlimited "piggy-back" registration rights, (b) a cashless exercise feature, and (c) an exercise price equal to the closing or last trade price of the company's common stock on the issuance date.

B.5	Securities Law Matters.

	In accordance with Federal securities law, none of the Company, 350 Group, nor any of the agents of either party shall engage in general solicitation or general advertising as described in Rule 502 under the Securities Act of 1933, as amended. Similarly, neither 350 Group nor any of its agents may offer any securities of the Company to any individuals or entities who or that are not accredited investors, as defined in Rule 501 under the Securities Act of 1933, as amended.

                                   EXHIBIT C

                                INDEMNIFICATION

Pursuant to the foregoing Agreement dated April 28, 2005 (the "Agreement"), DataMeg Corp, a Delaware corporation, and its affiliates (together with any new companies that may be established to facilitate financing, merger or acquisition of DataMeg Corp hereafter referred to as the "Company") agrees to indemnify and hold harmless 350 Group, LLC. ("350 Group"), together with its respective officers, directors, shareholders, employees and agents, and each person, if any, who controls 350 Group and any of its affiliates within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (all of the foregoing are referred to collectively as "Indemnified Parties" and individually as an "Indemnified Party"), from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any reasonable legal or any other expenses as they are incurred by an Indemnified Party in connection with the preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability) (all of the foregoing being collectively defined as the "Indemnified Claims") to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of: (a) any actions or omissions of the Company constituting willful misconduct or negligence or anyone acting on the Company's behalf, including its employees, officers, advisors, directors and agents; (b) breaches of this Agreement or the Company's obligation pursuant to the Agreement; (c) any securities, tax, corporate, or other filings of the Company; or (d) any Transactions referred to in the Agreement or any transactions arising out of the Transactions contemplated by the Agreement; provided, however, that the Company shall not be liable to an Indemnified Party in any such case solely to the extent that any such Indemnified Claim is found, in a final judgment by a court of competent jurisdiction, to have resulted as a direct and proximate cause from said Indemnified Party's willful misconduct or negligence in the performance of their duties on behalf of the Company or any violation of law or stock exchange rule by any Indemnified Party. No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party's negligence or willful misconduct. Promptly after receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the commencement thereof or of such Indemnified Claim, and the Company shall immediately assume the full defense thereof (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel). Failure of an Indemnified Party to give prompt notification to the Company of an Indemnified Claim will not in any way affect the Company's obligation to indemnify 350 Group except to the extent that such delay is materially prejudicial to the Company. Notwithstanding the preceding sentences, the Indemnified Party will be entitled to choose and employ its own counsel in such circumstance if the Indemnified Party is advised in a written opinion of counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Company.

                                   EXHIBIT D

                      THIRD-PARTY COMPENSATION AGREEMENTS

Description of all compensation arrangements with third-party brokers, representatives or persons with respect to financial transaction (as contemplated in this Agreement) as of the date of this Agreement:

                                      None